SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K/A

AMENDMENT NO. 1

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                              to

Commission file number: 0-14190

A.	Full title of plan and the address of the plan, if different from that of the issuer named below:

DREYER’S GRAND ICE CREAM, INC. SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dreyer’s Grand Ice Cream, Inc.
5929 College Avenue
Oakland, California 94618

Explanatory Note
SIGNATURES
EXHIBIT INDEX
Exhibit 23
Exhibit 99.1

Explanatory Note

This Form 11-K/A amends the Form 11-K of the Dreyer’s Grand Ice Cream, Inc. Savings Plan filed on June 9, 2003 solely for the purpose of including the Certification attached hereto as Exhibit 99.1

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Dreyer’s Grand Ice Cream, Inc. Savings Plan Administrative Committee has duly caused this amendment to annual report to be signed on its behalf by the undersigned hereunto duly authorized.

DREYER’S GRAND ICE CREAM, INC. SAVINGS PLAN

	By:	/s/ William C. Collett

Date: June 16, 2003		William C. Collett

Member of Dreyer’s Grand Ice Cream, Inc. Savings Plan Administrative Committee, as Plan Administrator

	By:	/s/ Jeffrey R. Shields

Jeffrey R. Shields

Member of Dreyer’s Grand Ice Cream, Inc. Savings Plan Administrative Committee, as Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 23	Consent of Independent Accountants

Exhibit 99.1	Certification of William C. Collett, Member of the Dreyer’s Grand Ice Cream, Inc. Savings Plan Administrative Committee